Exhibit 10.1
AMENDMENT NO. 3 TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT, dated as of July 30, 2021 (this “Amendment”), by and among (a) Schneider Receivables Corporation, a Delaware corporation (the “Seller”), (b) Schneider National, Inc., a Wisconsin corporation, as initial Servicer (the “Servicer”), (c) Wells Fargo Bank, N.A., a national banking association (“WFB” or a “Purchaser”), (d) PNC Bank, National Association (“PNC” or a “Purchaser”) and (e) Wells Fargo Bank, N.A., a national banking association, in its capacity as issuer of the Letters of Credit (in such capacity, the “L/C Issuer”) and in its capacity as administrative agent for the Purchasers and the L/C Issuer (in such capacity, together with its successors and assigns, the “Administrative Agent” and, together with the Purchasers and the L/C Issuer, the “Purchaser Parties”).

PRELIMINARY STATEMENT

The parties wish to amend and extend that certain Amended and Restated Receivables Purchase Agreement, dated as of December 17, 2013, as heretofore amended and restated, by and among the Seller, the Servicer and the Purchaser Parties (the “Existing Agreement;” the Existing Agreement as amended hereby, the “Agreement”). Capitalized terms used and not otherwise defined herein have the meanings attributed thereto in the Existing Agreement.

Accordingly, the parties hereby agree as follows: Section 1. Amendments to the Existing Agreement.
1.1.Schedule A to the Existing Agreement is hereby amended and restated in its entirety to read as follows:

SCHEDULE A COMMITMENTS

PURCHASER	COMMITMENT
Wells Fargo Bank, N.A.	$ 90,000,000
PNC Bank, National Association	$ 60,000,000
AGGREGATE COMMITMENT	$150,000,000

1.2.The definitions of the capitalized terms listed below are hereby amended and restated in their entirety to read, respectively, as set forth below:

“Facility Limit” means $150,000,000.

“LIBOR Market Index Rate” means, for any day, the 1-month USD LIBOR as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars (the “Designated LIBOR Page”), as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes. If the LIBOR Market Index Rate for any day cannot be determined in accordance with the preceding sentence, then the LIBOR Market Index Rate for such day will be the 1-month USD LIBOR for the most recent day on which such rate was reported on the Designated LIBOR Page. If 1- month USD LIBOR as so reported is less than 0%, it shall nevertheless be deemed to be 0% for all purposes of the Transaction Documents.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time minus the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit or Special Concentration Limit for such category, and minus the aggregate amount by which the Outstanding Balance of all Eligible Receivables subject to payment terms greater than 60 days and less than 91 days exceeds 5% of the Outstanding Balance of all Eligible Receivables.

“Scheduled Termination Date” means July 30, 2024.

“Yield Rate” means, on any day, a rate per annum equal to the LMIR (or, if the LMIR is not available to the applicable Purchaser, the Alternate Base Rate in accordance with Section 1.9). Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the LIBOR Market Index Rate, then the benchmark transition provisions set forth in Section 1.9 will thereafter apply for all purposes hereunder and under any Transaction Document in respect of such setting of the LIBOR Marker Index Rate and all subsequent Benchmark settings.

1.3.Section 1.9 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

Section 1.9. Special Provisions Applicable to LMIR.

(a)Violations of Law; Temporary Unavailability of 1-month USD LIBOR.    If the Administrative Agent notifies the Seller that (i) any

Purchaser has reasonably determined that funding its Ownership Interests at LMIR would violate any applicable law, rule, regulation, or directive of any Governmental Authority, whether or not having the force of law, or (ii) the Administrative Agent is unable to obtain quotations of the 1-month USD LIBOR on the Designated LIBOR Page, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), and the 1-month USD LIBOR has not been reported on the Designated LIBOR Page for 10 or more consecutive Business Days immediately preceding such date, and such determination or unavailability of quotations described in the preceding clause (i) or (ii), as applicable, is not related to the planned cessation of 1-month USD LIBOR, subject to Sections 1.9(b) and 1.9(c), the Administrative Agent may suspend the availability of LMIR and require Yield on the Ownership Interests to accrue at Alternate Base Rate.

(b)Anticipated Termination of LIBOR Quotations. The Administrative Agent (i) may, in its sole discretion, elect to notify Seller promptly following the occurrence of a Term SOFR Transition Event and
(ii) will notify Seller promptly following the occurrence of a Benchmark Replacement Event and at least 3 Business Days prior to the implementation of any Benchmark Replacement, Benchmark Replacement Adjustment or Benchmark Replacement Conforming Changes. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (x) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then- current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 1.9(c), will be similar to, or produce the same value or economic equivalence of, the LIBOR Market Index Rate or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (y) the effect or composition of any Benchmark Replacement Conforming Changes.

(c)Benchmark Replacement Setting.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event, an Other Benchmark Rate Election or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then- current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchasers without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Purchasers.

Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; provided that this paragraph shall not be effective unless the Administrative Agent has delivered to the Purchasers and Seller a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, in consultation with the Seller, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Seller and the Purchasers of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition

Event, an Other Benchmark Rate Election or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement and (C) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 1.9(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 1.9(c).

1.4.Section 5.1(a)(ii) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

(ii) Quarterly Reporting. As soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Performance Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Performance Guarantor and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Performance Guarantor (subject to normal year-end audit adjustments).

1.5.The following new Section 9.11 is hereby inserted into the Existing Agreement:

Section 9.11    Erroneous Payments.

(a)If the Administrative Agent notifies a Purchaser or any Person who has received funds on behalf of a Purchaser (any such Purchaser or Person, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an

“Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) in writing (provided that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 30 days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Purchaser shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting the immediately preceding clause (a), each Purchaser, or any Person who has received funds on behalf of a Purchaser, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Purchaser, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Purchaser shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11(b).

(c)Each Purchaser hereby authorizes the Administrative Agent to set-off, net and apply any and all amounts at any time owing to such Purchaser under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Purchaser from any source, against any amount due to the Administrative Agent under Section 9.11(a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 9.11(a), from any Purchaser that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Purchaser at any time, (i) such Purchaser shall be deemed to have assigned its Ownership Interests (but not its Commitment) and/or its participation in any Letter of Credit Obligation with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of Ownership Interests (but not Commitment) and/or participations in Letter of Credit Obligations of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid Yield or interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Seller) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Purchaser shall be deemed to acquire the Erroneous Payment Deficiency Assignment, and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Purchaser shall become a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser shall cease to be a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitment which shall survive as to such assigning Purchaser. The Administrative Agent may, in its discretion, sell any Ownership Interests or Letter of Credit Obligation participations acquired pursuant to an Erroneous Payment Deficiency Assignment to an Eligible Assignee subject to the terms and conditions with respect to assignment of Ownership Interests or Letter of Credit Obligation participations set forth herein and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser shall be reduced by the net proceeds of the sale of such Ownership Interests or Letter of Credit

Obligation participations (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Purchaser (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Purchaser and such Commitment shall remain available in accordance with the terms of this Agreement.

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Aggregate Unpaids owed by the Seller or any other Seller Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Seller or any other Seller Party for the purpose of reducing the Aggregate Unpaids.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Purchaser, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Aggregate Unpaids (or any portion thereof) under any Transaction Document.

1.6.The following definitions are hereby inserted into Exhibit I to the Existing Agreement in their appropriate alphabetical order:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest or Yield calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an interest payment period or tenor pursuant to this Agreement as of such date.

“Benchmark” means, initially, 1-month USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election, or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to 1- month USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such

Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.9(c)(i).

“Benchmark Replacement” means, for any Available Tenor,

(a)with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or
(ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated trade receivables securitization facilities at such time and (B) the related Benchmark Replacement Adjustment; or

(b)with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; and

(c)with respect to any Other Benchmark Rate Election, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated trade receivables securitization facilities at such time, and (ii) the related Benchmark Replacement Adjustment;

provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) or clause
(c)of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)for purposes of clauses (a)(1), (a)(2) and (b) of the definition of “Benchmark Replacement,” an amount equal to 0.11448% (11.448 basis points);

(2)for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller giving due consideration to
(i)any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar- denominated syndicated trade receivables securitization facilities; and

(3)for purposes of clause (c) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated trade receivables securitization facilities.

provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 1.9(c)(i) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Purchasers and the Seller pursuant to

Section 1.9(c)(i)(B); or

(4)in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or such Other Benchmark Rate Election is provided to the Purchasers, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Purchasers, written notice of objection to such Early Opt-in Election or such Other Benchmark Rate Election from Purchasers comprising the Required Purchasers.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Dollar” or “$” means United States dollars.

“Early Opt-in Election” means, if the then-current Benchmark is 1- month USD LIBOR, the occurrence of:

(1)a notification by the Administrative Agent to (or the request by the Seller to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar- denominated syndicated trade receivables securitization facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated trade receivables securitization facilities are identified in such notice and are publicly available for review), and

(2)the joint election by the Administrative Agent and the Seller to trigger a fallback from 1-month USD LIBOR to the applicable Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Purchasers.

“Floor” means 0% per annum.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“1-month USD LIBOR” means the London interbank offered rate for deposits in United Stated dollars for a 1-month period.

“Other Benchmark Rate Election” means, if the then-current Benchmark is 1-month USD LIBOR, the occurrence of:

(a)a notification by the Administrative Agent to (or the request by the Seller to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated trade receivables securitizationfacilities at such time contain (as a result of amendment or as originally executed), in lieu of a 1-month USD LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated trade receivables securitization facilities are identified in such notice and are publicly available for review), and

(b)the joint election by the Administrative Agent and the Seller to trigger a fallback from 1-month USD LIBOR to such term benchmark rate and the provision by the Administrative Agent of written notice of such election to the Purchasers.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is 1-month USD LIBOR, 11:00
a.m. (London time) on the day that is two (2) Business Days preceding the date of such setting, and (2) if such Benchmark is not 1-month USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Purchasers and the Seller of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, (and for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in the replacement of the then- current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 1.9(c) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 2. Representations and Warranties. In order to induce the Purchaser Parties to enter into this Amendment, each of the Seller and the Servicer hereby represents and warrants to them, as to itself, as follows: (a) after giving effect to this Amendment, each of the Seller’s and the Servicer’s representations and warranties in the Agreement is true and correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date, (b) the execution and delivery by each of the Seller and the Servicer of this Amendment and the performance of its obligations under the Agreement as amended hereby are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part, (c) this Amendment has been duly executed and delivered by each of the Seller and the Servicer, (d) the execution and delivery by the Seller and the Servicer of this Amendment and the performance of its obligations under the Agreement as amended hereby do not contravene or violate (i) its Organic Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and (e) this Amendment constitutes the legal, valid and binding obligation of each of the Seller and the Servicer enforceable against such Person in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3. Conditions Precedent. This Amendment shall become effective as of the date hereof upon receipt by the Administrative Agent of (a) .pdf counterparts hereof, duly executed by each of the parties hereto, and (b) .pdf counterparts of a forth amended and restated Fee Letter, duly executed by each of the parties thereto, together with payment of the upfront fee described therein.

Section 4. Miscellaneous.

4.1.CHOICE OF LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO).

4.2.CONSENT TO JURISDICTION. EACH OF THE SELLER AND THE SERVICER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE AGREEMENT AS AMENDED HEREBY. EACH OF THE SELLER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 4.2 SHALL AFFECT THE RIGHT OF ANY PERSON TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR THE SERVICER OR ITS RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

4.3.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH

THIS AMENDMENT OR THE AGREEMENT AS AMENDED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

4.4.Ratification; Binding Effect. Except as expressly amended hereby, the Agreement remains unaltered and in full force and effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

4.5.Counterparts; Severability. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

SCHNEIDER RECEIVABLES CORPORATION, AS SELLER

By:    /s/ Jonathan G. Johnson
Name:    Jonathan G. Johnson
Title:    President

SCHNEIDER NATIONAL, INC., AS THE SERVICER

By:    /s/ Stephen L. Bruffett
Name:    Stephan L. Bruffett
Title:    Chief Financial Officer

Signature Page to Amendment No. 3 to Amended and Restated Receivables Purchase Agreement

WELLS FARGO BANK, N.A.,
INDIVIDUALLY AS A PURCHASER, AS L/C ISSUER AND AS ADMINISTRATIVE AGENT

By:    /s/ Dale Abernathy
Name:    Dale Abernathy
Title:    Director

PNC BANK, NATIONAL ASSOCIATION, AS A PURCHASER

By:    /s/ Nina Austin
Name:    Nina Austin
Title:    Senior Vice President